Exhibit 99.1

National Bank Holdings Corporation Announces First Quarter 2022

Financial Results and Agreement to Acquire Rock Canyon Bank

Acquisition furthers strategic growth in the fast-growing Salt Lake City region

Denver, Colorado - (Globe Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported:

	For the quarter
	1Q22	4Q21	1Q21
Net income ($000's)	$18,352	$22,769	$26,812
Earnings per share - diluted	$0.60	$0.74	$0.86
Return on average tangible assets(1)	1.07%	1.30%	1.65%
Return on average tangible common equity(1)	10.31%	12.37%	15.20%

(1)	Ratios are annualized. See non-GAAP reconciliations starting on page 13.

Today National Bank Holdings Corporation (the “Company” or “NBHC”), the holding company for NBH Bank, announces the signing of a definitive merger agreement to acquire Community Bancorporation (“CB”), the holding company for Rock Canyon Bank, headquartered in Provo, Utah and operating in the greater Salt Lake City region. Upon completion of the exclusively negotiated transaction, NBHC will have approximately $9.6 billion in pro forma assets, including $6.0 billion in total loans, and $8.4 billion in total deposits when combined with the previously announced acquisition of Bancshares of Jackson Hole Incorporated. NBHC will also become the #1 third-party SBA loan volume originator in the state of Utah.

“Our focus on expanding NBHC’s presence in high performing U.S. markets is again demonstrated by the announcement of our intent to acquire Rock Canyon Bank,” said Tim Laney, Chairman, President and CEO of National Bank Holdings Corporation. “Rock Canyon Bank’s highly successful SBA business strategy de-risks the balance sheet, produces strong fee income, and is scalable across our franchise. Equally important, this acquisition strengthens our position as a premier regional bank serving the fast-growing Salt Lake City region. Rock Canyon Bank clients will continue to enjoy the exceptional service and local decision making they have come to expect. They will also benefit from enhanced service offerings including expanded commercial loan and treasury management solutions.”

“We are pleased to have found a partner in NBH Bank that shares our commitment to serving local businesses by providing highly personalized service that supports our clients’ and our communities’ success,” said Park Roney, President and CEO of Community Bancorporation and Chairman of Rock Canyon Bank. “NBH Bank has earned a reputation as an outstanding bank and is our partner of choice.”

Tod Monsen, CEO of Rock Canyon Bank went on to say, “NBH Bank brings us best-in-class banking solutions for our clients, and I am looking forward to working alongside their proven and high energy leadership team as we work to take our performance to the next level.”

Under the terms of the agreement, CB shareholders will receive approximately $16.1 million of cash consideration and approximately 3.1 million shares of NBHC common stock, subject to certain potential adjustments. The transaction has a value of $136.0 million in the aggregate, based on NBHC’s closing price of $38.69 on April 14, 2022.

In announcing NBHC’s first quarter 2022 results, Tim Laney shared, “We’re off to a solid start delivering quarterly earnings of $0.60 per diluted share. Our teams delivered record first quarter loan fundings driving strong annualized core loan growth of 15.8%.  We continue to deliver on our proven track record of maintaining excellent credit quality with a record low non-performing loans ratio of 0.24%. Our excess liquidity coupled with a fortress balance sheet leaves the bank well positioned to address any implications of an economic downturn, while also providing optionality to be leveraged for future growth.”

First Quarter 2022 Results

(All comparisons refer to the fourth quarter of 2021, except as noted)

Net income totaled $18.4 million, or $0.60 per diluted share, during the first quarter of 2022, compared to $22.8 million or $0.74 per diluted share during the fourth quarter of 2021. The return on average tangible assets was 1.07%, compared to 1.30%, and the return on average tangible common equity was 10.31%, compared to 12.37%.

Net Interest Income

Fully taxable equivalent net interest income totaled $48.0 million during the first quarter of 2022, a decrease of $2.8 million driven by $1.9 million lower accretion income from acquired loans, $1.4 million lower Paycheck Protection Program (“PPP”) loan fee income and a $0.9 million decrease from two fewer calendar days. These decreases were partially offset by higher loan volumes and yields as well as lower cost of funds. The fully taxable equivalent net interest margin narrowed 13 basis points to 2.90% due to lower accretion income from acquired loans and lower PPP loan fees. While the impact of the 25 basis point increase in the federal funds rate on March 16, 2022 had a nominal impact on the Company’s first quarter 2022 results, the Company’s net interest income in future periods will benefit from this rate increase. The yield on earnings assets decreased 13 basis points, and the cost of deposits improved one basis point to a record low 0.17%.

Loans

Total loans ended the quarter at $4.7 billion, an increase of $160.9 million over the prior quarter. Excluding PPP loans of $7.6 million and $21.7 million for the first and fourth quarters respectively, total loans increased $174.9 million or 15.8% annualized, led by commercial loan growth of $152.9 million or 19.7% annualized. We generated record first quarter loan fundings totaling $419.7 million, led by commercial loan fundings of $305.3 million.

Asset Quality and Provision for Loan Losses

The Company recorded $0.3 million of provision release during the quarter driven by strong asset quality. Annualized net charge-offs totaled 0.05%, compared to 0.02% in the prior quarter. Non-performing loans (comprised of non-accrual loans and non-accrual TDRs) remained a record low 0.24% of total loans, and non-performing assets decreased four basis points to 0.35% of total loans and OREO. The allowance for credit losses as a percentage of total loans totaled 1.04%, compared to 1.10% at December 31, 2021.

Deposits

Average total deposits increased $33.8 million or 2.2% annualized, to $6.2 billion for the first quarter 2022. Average transaction deposits (defined as total deposits less time deposits) increased $63.7 million or 4.9% annualized. The mix of transaction deposits to total deposits improved 78 basis points to 87.4% at March 31, 2022. The loan to deposit ratio increased 97 basis points to 73.4%.

Non-Interest Income

Non-interest income totaled $19.1 million, a decrease of $4.2 million primarily driven by $2.2 million lower unrealized gains from equity method investments included in the prior quarter and $0.7 million lower mortgage banking income. Service charges and bank card fees decreased a combined $0.5 million during the quarter due to seasonality.

Non-Interest Expense

Non-interest expense totaled $44.1 million, a decrease of $0.4 million from the prior quarter. Salaries and benefits decreased $0.7 million largely due to two fewer calendar days. Included in the first quarter 2022 were $0.3 million of gains on sale of OREO, compared to $0.7 million in the prior quarter. The fully taxable equivalent efficiency ratio was 65.3% at March 31, 2022, compared to 59.7% at December 31, 2021.

Income tax expense totaled $3.6 million during the first quarter, compared to $5.3 million. The effective tax rate for the first quarter 2022 was 16.4%, compared to 18.6% for the full year 2021. The lower rate compared to the statutory rate reflects the continued success of our tax strategies and tax-exempt income.

Capital

Capital ratios continue to be strong and in excess of federal bank regulatory agency “well capitalized” thresholds. The Tier 1 leverage ratios at March 31, 2022 for the consolidated company and NBH Bank were 10.48% and 9.09%, respectively. Shareholders’ equity totaled $820.2 million at March 31, 2022, decreasing $19.9 million primarily due to a higher accumulated other comprehensive loss.

Common book value per share decreased $0.71 to $27.33 at March 31, 2022. Tangible common book value per share decreased $0.69 to $23.64 at March 31, 2022 as this quarter’s earnings, net of dividends paid, were outpaced by the increase in accumulated other comprehensive loss. Excluding accumulated other comprehensive loss, the tangible book value per share increased $0.37 to $24.93 at March 31, 2022.

Year-Over-Year Review

(All comparisons refer to the first quarter 2021, except as noted)

Net income totaled $18.4 million, or $0.60 per diluted share, for the first quarter of 2022, compared to $26.8 million, or $0.86 per diluted share for the first quarter of 2021. The decrease was largely due to $12.7 million lower mortgage banking income, due to lower refinance activity in 2022. The return on average tangible assets was 1.07%, compared to 1.65% in the same period prior year, and the return on average tangible common equity was 10.31%, compared to 15.20%.

Fully taxable equivalent net interest income totaled $48.0 million, an increase of $1.5 million or 3.2%. Average earning assets increased $464.6 million, or 7.4%, including originated loan growth of $356.9 million. The fully taxable equivalent net interest margin narrowed 12 basis points to 2.90%, due to lower earning asset yields, which were partially offset by a decrease in the cost of funds. The yield on earning assets decreased 20 basis points driven by lower PPP loan forgiveness activity. The cost of deposits decreased 11 basis points to a record low 0.17%.

Loans outstanding totaled $4.7 billion, increasing $371.0 million or 8.6%. Excluding PPP loans of $7.6 million and $217.7 million for the first quarters 2022 and 2021 respectively, total loans increased $581.0 million or 14.2%, led by commercial loan growth of $534.6 million, or 19.4%. New loan fundings over the trailing 12 months totaled a record $1.7 billion, led by commercial loan fundings of $1.2 billion.

The Company recorded $0.3 million of provision release during the first quarter, compared to a provision release of $3.6 million in the same period last year. The provision release was driven by strong asset quality and an improved outlook in the CECL model’s underlying economic forecast. Net charge-offs totaled 0.05% of total loans, compared to 0.01% of total loans in the same period last year. Non-performing loans to total loans improved 14 basis points to 0.24% at March 31, 2022. The allowance for credit losses totaled 1.04% of total loans, compared to 1.28% at March 31, 2021.

Average total deposits increased $413.4 million or 7.2%, to $6.2 billion. Average non-interest bearing demand deposits increased $268.3 million or 12.4%, and average transaction deposits increased $559.0 million, or 11.6%. The mix of transaction deposits to total deposits increased by 319 basis points to 87.4%, and the mix of non-interest bearing demand deposits to total deposits improved 189 basis points to 40.1% at March 31, 2022.

Non-interest income totaled $19.1 million, a decrease of $14.3 million or 42.9%, driven by $12.7 million lower mortgage banking income due to lower refinance activity in 2022, as well as competition driving tighter gain on sale margins. Other non-interest income decreased $1.0 million due to $0.5 million lower unrealized gains on equity method investments. Included in the first quarter of 2022 was $0.7 million of banking center consolidation-related income, compared to $1.5 million in the same period last year. Service charges and bank card fees increased a combined $0.3 million compared to the first quarter 2021.

Non-interest expense totaled $44.1 million, a decrease of $5.6 million or 11.2%. Salaries and benefits decreased $4.2 million largely due to lower mortgage banking-related compensation. Occupancy and equipment decreased $0.2 million due to efficiencies gained from banking center consolidations. Problem asset workout expense decreased $0.3 million, and gain on sale of OREO increased $0.2 million.

Income tax expense totaled $3.6 million, a decrease of $2.1 million from the first quarter last year, driven by lower pre-tax income.

Acquisition of Rock Canyon Bank

Rock Canyon Bank was founded in 1991, and as of December 31, 2021 had $814.3 million in total assets, including $494.2 million in total loans, and $736.6 million in total deposits. Rock Canyon Bank is the leading third-party SBA loan originator in the state of Utah. Upon the close of the transaction, Rock Canyon Bank will operate as Hillcrest Bank. Please refer to the accompanying acquisition disclosure for additional transaction details.

BofA Securities, Inc. served as financial advisor and Squire Patton Boggs (US) LLP served as legal counsel to National Bank Holdings Corporation. Kirton McConkie served as legal counsel to Community Bancorporation.

Conference Call

Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Tuesday, April 19, 2022. Interested parties may listen to this call by dialing (800) 289-0720/+44 (0)330 165 4012 (United Kingdom) using the confirmation code of 2525902 and asking for the NBHC Q1 2022 Earnings Call. A telephonic replay of the call will be available beginning approximately four hours after the call’s completion through April 24, 2022, by dialing (888) 203-1112 using the confirmation code of 2525902. The earnings release and an on-line replay of the call will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to stakeholder results. Through its bank subsidiary, NBH Bank, National Bank Holdings Corporation operates a network of 81 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Texas, Utah and New Mexico. Its comprehensive residential mortgage banking group primarily serves the bank’s core footprint. NBH Bank operates under a single state charter through the following brand names as divisions of NBH Bank: in Colorado, Community Banks of Colorado and Community Banks Mortgage; in Kansas and Missouri, Bank Midwest and Bank Midwest Mortgage; and in Texas, Utah and New Mexico, Hillcrest Bank and Hillcrest Bank Mortgage. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: cobnks.com, bankmw.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “tangible common equity,” “return on average tangible common equity,” “tangible common book value per share,” “tangible common book value, excluding accumulated other comprehensive loss, net of tax,” “tangible common book value per share, excluding accumulated other comprehensive loss, net of tax,” “tangible common equity to tangible assets,” and “fully taxable equivalent” metrics, are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following factors: ability to obtain regulatory approvals and meet other closing conditions to the mergers on the expected terms and schedule; delay in closing the mergers; difficulties and delays in integrating the NBHC, Community Bancorporation, and Bancshares of Jackson Hole Incorporated businesses or fully realizing cost savings and other benefits; business disruption following the proposed transactions; ability to execute our business strategy; business and economic conditions; effects of any potential government shutdowns; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in the economy or supply-demand imbalances affecting local real estate values; changes in consumer spending, borrowings and savings habits; with respect to our mortgage business, the inability to negotiate fees with investors for the purchase of our loans or our obligation to indemnify purchasers or repurchase related loans; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions, consolidations and other expansion opportunities; the Company's ability to realize anticipated benefits from enhancements or updates to its core operating systems from time to time without significant change in client service or risk to the Company's control environment; the Company's dependence on information technology and telecommunications systems of third-party service providers and the risk of systems failures, interruptions or breaches of security; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; the effects of tax legislation, including the potential of future increases to prevailing tax rules, or challenges to our position; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services, including in the digital technology space our digital solution 2UniFi; the Company’s continued ability to attract, hire and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future credit reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, pandemics, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; a cybersecurity incident, data breach or a failure of a key information technology system; adverse effects due to the novel Coronavirus Disease 2019 (COVID-19) on the Company and its clients, counterparties, employees, and third-party service providers, and the adverse impacts on our business, financial position, results of operations, and prospects; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors: Aldis Birkans, Chief Financial Officer, (720) 554-6640, ir@nationalbankholdings.com

Media: Jody Soper, Chief Marketing Officer, (303) 784-5925, Jody.Soper@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION

FINANCIAL SUMMARY

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except share and per share data)

	For the three months ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Total interest and dividend income	$49,525	$52,501	$49,213
Total interest expense	2,864	3,015	3,992
Net interest income	46,661	49,486	45,221
Taxable equivalent adjustment	1,313	1,299	1,268
Net interest income FTE(1)	47,974	50,785	46,489
Provision (release) expense for loan losses	(322)	132	(3,575)
Net interest income after provision for loan losses FTE(1)	48,296	50,653	50,064
Non-interest income:
Service charges	3,710	3,905	3,474
Bank card fees	4,123	4,476	4,073
Mortgage banking income	9,666	10,387	22,379
Other non-interest income	847	3,388	1,847
OREO-related income	—	—	35
Banking center consolidation-related income	708	1,059	1,553
Total non-interest income	19,054	23,215	33,361
Non-interest expense:
Salaries and benefits	29,336	29,986	33,523
Occupancy and equipment	6,396	6,133	6,550
Professional fees	814	781	742
Other non-interest expense	7,352	7,764	6,853
Problem asset workout	163	212	438
Gain on sale of OREO, net	(275)	(667)	(29)
Core deposit intangible asset amortization	296	296	296
Banking center consolidation-related expense	—	—	1,295
Total non-interest expense	44,082	44,505	49,668

Income before income taxes FTE(1)	23,268	29,363	33,757
Taxable equivalent adjustment	1,313	1,299	1,268
Income before income taxes	21,955	28,064	32,489
Income tax expense	3,603	5,295	5,677
Net income	$18,352	$22,769	$26,812
Earnings per share - basic	$0.61	$0.75	$0.87
Earnings per share - diluted	0.60	0.74	0.86

(1)

Net interest income is presented on a GAAP basis and fully taxable equivalent (FTE) basis, as the Company believes this non-GAAP measure is the preferred industry measurement for this item. The FTE adjustment is for the tax benefit on certain tax exempt loans using the federal tax rate of 21% for each period presented.

NATIONAL BANK HOLDINGS CORPORATION

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	March 31, 2022	December 31, 2021	March 31, 2021
ASSETS
Cash and cash equivalents	$786,385	$845,695	$822,518
Investment securities available-for-sale	790,384	691,847	666,915
Investment securities held-to-maturity	567,055	609,012	520,823
Non-marketable securities	54,568	50,740	15,493
Loans	4,674,238	4,513,383	4,303,246
Allowance for credit losses	(48,810)	(49,694)	(55,057)
Loans, net	4,625,428	4,463,689	4,248,189
Loans held for sale	90,152	139,142	228,888
Other real estate owned	5,063	7,005	5,669
Premises and equipment, net	95,133	96,747	101,830
Goodwill	115,027	115,027	115,027
Intangible assets, net	13,505	12,322	20,205
Other assets	198,812	182,785	203,944
Total assets	$7,341,512	$7,214,011	$6,949,501
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$2,554,820	$2,506,265	$2,295,704
Interest bearing demand deposits	595,137	555,401	557,850
Savings and money market	2,412,081	2,332,591	2,199,420
Total transaction deposits	5,562,038	5,394,257	5,052,974
Time deposits	802,772	833,916	948,676
Total deposits	6,364,810	6,228,173	6,001,650
Securities sold under agreements to repurchase	24,744	22,768	19,405
Long-term debt	39,505	39,478	—
Other liabilities	92,238	83,486	96,456
Total liabilities	6,521,297	6,373,905	6,117,511
Shareholders' equity:
Common stock	515	515	515
Additional paid in capital	1,014,332	1,014,294	1,010,798
Retained earnings	301,220	289,876	243,446
Treasury stock	(457,219)	(457,616)	(423,254)
Accumulated other comprehensive (loss) income, net of tax	(38,633)	(6,963)	485
Total shareholders' equity	820,215	840,106	831,990
Total liabilities and shareholders' equity	$7,341,512	$7,214,011	$6,949,501
SHARE DATA
Average basic shares outstanding	30,120,195	30,338,265	30,828,262
Average diluted shares outstanding	30,479,261	30,715,500	31,143,322
Ending shares outstanding	30,008,781	29,958,764	30,715,790
Common book value per share	$27.33	$28.04	$27.09
Tangible common book value per share(1) (non-GAAP)	23.64	24.33	23.41
Tangible common book value per share, excluding accumulated other comprehensive income(1) (non-GAAP)	24.93	24.56	23.40
CAPITAL RATIOS
Average equity to average assets	11.74%	11.88%	12.36%
Tangible common equity to tangible assets(1)	9.81%	10.26%	10.52%
Tier 1 leverage ratio	10.48%	10.39%	10.80%
Common equity tier 1 risk-based capital ratio	13.94%	14.26%	15.23%
Tier 1 risk-based capital ratio	13.94%	14.26%	15.23%
Total risk-based capital ratio	15.56%	15.92%	16.30%

(1)	Represents a non-GAAP financial measure. See non-GAAP reconciliations starting on page 13.

NATIONAL BANK HOLDINGS CORPORATION

Loan Portfolio

(Dollars in thousands)

Period End Loan Balances by Type

			March 31, 2022		March 31, 2022
			vs. December 31, 2021		vs. March 31, 2021
	March 31, 2022	December 31, 2021	% Change	March 31, 2021	% Change
Originated:
Commercial:
Commercial and industrial	$1,551,447	$1,479,895	4.8%	$1,395,461	11.2%
Municipal and non-profit	949,125	928,705	2.2%	850,663	11.6%
Owner-occupied commercial real estate	554,345	503,663	10.1%	476,625	16.3%
Food and agribusiness	205,899	200,412	2.7%	178,419	15.4%
Total commercial	3,260,816	3,112,675	4.8%	2,901,168	12.4%
Commercial real estate non-owner occupied	634,928	611,765	3.8%	553,184	14.8%
Residential real estate	626,763	616,135	1.7%	604,001	3.8%
Consumer	17,321	17,336	(0.1)%	17,671	(2.0)%
Total originated	4,539,828	4,357,911	4.2%	4,076,024	11.4%

Acquired:
Commercial:
Commercial and industrial	15,800	16,252	(2.8)%	20,405	(22.6)%
Municipal and non-profit	335	340	(1.5)%	370	(9.5)%
Owner-occupied commercial real estate	21,329	29,973	(28.8)%	50,607	(57.9)%
Food and agribusiness	2,976	3,177	(6.3)%	4,129	(27.9)%
Total commercial	40,440	49,742	(18.7)%	75,511	(46.4)%
Commercial real estate non-owner occupied	46,431	52,964	(12.3)%	81,176	(42.8)%
Residential real estate	47,314	52,521	(9.9)%	70,141	(32.5)%
Consumer	225	245	(8.2)%	394	(42.9)%
Total acquired	134,410	155,472	(13.5)%	227,222	(40.8)%
Total loans	$4,674,238	$4,513,383	3.6%	$4,303,246	8.6%

Loan Fundings(1)

	First quarter	Fourth quarter	Third quarter	Second quarter	First quarter
	2022	2021	2021	2021	2021
Commercial:
Commercial and industrial	$169,168	$229,529	$196,289	$147,030	$144,531
Municipal and non-profit	49,906	101,450	43,516	25,131	7,999
Owner occupied commercial real estate	67,597	28,914	53,445	48,225	27,093
Food and agribusiness	18,620	11,016	8,442	26,956	(10,104)
Total commercial	305,291	370,909	301,692	247,342	169,519
Commercial real estate non-owner occupied	63,416	46,128	55,392	58,532	49,195
Residential real estate	49,040	55,873	54,442	53,962	74,145
Consumer	1,904	2,524	1,810	2,267	1,353
Total	$419,651	$475,434	$413,336	$362,103	$294,212

(1)

Loan fundings are defined as closed end funded loans and net fundings under revolving lines of credit. Net fundings (paydowns) under revolving lines of credit were $66,430, $138,777, $29,154, $59,520 and ($26,395) as of the first quarter of 2022 and the fourth, third, second and first quarter of 2021, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the three months ended			For the three months ended			For the three months ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average		Average	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest earning assets:
Originated loans FTE(1)(2)	$4,361,919	$42,085	3.91%	$4,296,318	$43,066	3.98%	$4,004,994	$39,560	4.01%
Acquired loans	147,638	2,568	7.05%	172,567	4,493	10.33%	238,468	5,128	8.72%
Loans held for sale	93,639	756	3.27%	166,470	1,214	2.89%	231,521	1,517	2.66%
Investment securities available-for-sale	751,646	2,849	1.52%	689,994	2,560	1.48%	686,731	2,485	1.45%
Investment securities held-to-maturity	589,830	2,012	1.36%	637,250	1,994	1.25%	421,119	1,416	1.34%
Other securities	14,590	209	5.73%	14,590	209	5.73%	15,818	210	5.31%
Interest earning deposits and securities purchased under agreements to resell	743,239	359	0.20%	678,729	264	0.15%	639,273	165	0.10%
Total interest earning assets FTE(2)	$6,702,501	$50,838	3.08%	$6,655,918	$53,800	3.21%	$6,237,924	$50,481	3.28%
Cash and due from banks	$79,383			$79,058			$81,253
Other assets	442,098			460,664			495,222
Allowance for credit losses	(49,584)			(49,069)			(58,915)
Total assets	$7,174,398			$7,146,571			$6,755,484
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$2,936,158	$1,437	0.20%	$2,847,562	$1,500	0.21%	$2,645,487	$1,652	0.25%
Time deposits	821,814	1,094	0.54%	851,779	1,312	0.61%	967,447	2,335	0.98%
Securities sold under agreements to repurchase	22,770	7	0.12%	20,420	7	0.14%	21,377	5	0.09%
Long-term debt	39,489	326	3.35%	24,599	196	3.16%	—	—	0.00%
Total interest bearing liabilities	$3,820,231	$2,864	0.30%	$3,744,360	$3,015	0.32%	$3,634,311	$3,992	0.45%
Demand deposits	$2,434,198			$2,459,063			$2,165,868
Other liabilities	78,027			94,345			120,607
Total liabilities	6,332,456			6,297,768			5,920,786
Shareholders' equity	841,942			848,803			834,698
Total liabilities and shareholders' equity	$7,174,398			$7,146,571			$6,755,484
Net interest income FTE(2)		$47,974			$50,785			$46,489
Interest rate spread FTE(2)			2.78%			2.89%			2.83%
Net interest earning assets	$2,882,270			$2,911,558			$2,603,613
Net interest margin FTE(2)			2.90%			3.03%			3.02%
Average transaction deposits	$5,370,356			$5,306,625			$4,811,355
Average total deposits	6,192,170			6,158,404			5,778,802
Ratio of average interest earning assets to average interest bearing liabilities	175.45%			177.76%			171.64%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Presented on a fully taxable equivalent basis using the statutory tax rate of 21%. The tax equivalent adjustments included above are $1,313, $1,299 and $1,268 for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Allowance for Credit Losses and Asset Quality

(Dollars in thousands)

Allowance for Credit Losses Analysis

	As of and for the three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Beginning allowance for credit losses	$49,694	$49,155	$59,777
Charge-offs	(634)	(268)	(302)
Recoveries	75	72	182
Provision (release) expense	(325)	735	(4,600)
Ending allowance for credit losses ("ACL")	$48,810	$49,694	$55,057
Ratio of annualized net charge-offs to average total loans during the period	0.05%	0.02%	0.01%
Ratio of ACL to total loans outstanding at period end	1.04%	1.10%	1.28%
Ratio of ACL to total non-performing loans at period end	440.01%	458.77%	336.25%
Total loans	$4,674,238	$4,513,383	$4,303,246
Average total loans during the period	4,520,205	4,490,391	4,277,481
Total non-performing loans	11,093	10,832	16,374

Past Due and Non-accrual Loans

	March 31, 2022	December 31, 2021	March 31, 2021
Loans 30-89 days past due and still accruing interest	$3,034	$1,687	$1,867
Loans 90 days past due and still accruing interest	389	420	1,021
Non-accrual loans	11,093	10,832	16,374
Total past due and non-accrual loans	$14,516	$12,939	$19,262
Total 90 days past due and still accruing interest and non-accrual loans to total loans	0.25%	0.25%	0.40%

Asset Quality Data

	March 31, 2022	December 31, 2021	March 31, 2021
Non-performing loans	$11,093	$10,832	$16,374
OREO	5,063	7,005	5,669
Other repossessed assets	—	—	17
Total non-performing assets	$16,156	$17,837	$22,060
Accruing restructured loans	$4,979	$7,186	$13,822
Total non-performing loans to total loans	0.24%	0.24%	0.38%
Total non-performing assets to total loans and OREO	0.35%	0.39%	0.51%

NATIONAL BANK HOLDINGS CORPORATION

Key Ratios(1)

	As of and for the three months ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Return on average assets	1.04%	1.26%	1.61%
Return on average tangible assets(2)	1.07%	1.30%	1.65%
Return on average equity	8.84%	10.64%	13.03%
Return on average tangible common equity(2)	10.31%	12.37%	15.20%
Loan to deposit ratio (end of period)	73.44%	72.47%	71.70%
Non-interest bearing deposits to total deposits (end of period)	40.14%	40.24%	38.25%
Net interest margin(3)	2.82%	2.95%	2.94%
Net interest margin FTE(2)(3)	2.90%	3.03%	3.02%
Interest rate spread FTE(2)(4)	2.78%	2.89%	2.83%
Yield on earning assets(5)	3.00%	3.13%	3.20%
Yield on earning assets FTE(2)(5)	3.08%	3.21%	3.28%
Cost of interest bearing liabilities(5)	0.30%	0.32%	0.45%
Cost of deposits	0.17%	0.18%	0.28%
Non-interest income to total revenue FTE(2)	28.43%	31.37%	41.78%
Non-interest expense to average assets	2.49%	2.47%	2.98%
Efficiency ratio	66.63%	60.81%	62.83%
Efficiency ratio FTE(2)	65.32%	59.74%	61.83%

Total Loans Asset Quality Data(6)(7)(8)
Non-performing loans to total loans	0.24%	0.24%	0.38%
Non-performing assets to total loans and OREO	0.35%	0.39%	0.51%
Allowance for credit losses to total loans	1.04%	1.10%	1.28%
Allowance for credit losses to non-performing loans	440.01%	458.77%	336.25%
Net charge-offs to average loans(1)	0.05%	0.02%	0.01%

(1)	Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations starting on page 13.
(3)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(4)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(5)	Interest earning assets include assets that earn interest/accretion or dividends. Any market value adjustments on investment securities or loans are excluded from interest earning assets.
(6)	Non-performing loans consist of non-accruing loans and restructured loans on non-accrual.
(7)	Non-performing assets include non-performing loans and other real estate owned.
(8)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Dollars in thousands, except share and per share data)

Tangible Common Book Value Ratios

	March 31, 2022	December 31, 2021	March 31, 2021
Total shareholders' equity	$820,215	$840,106	$831,990
Less: goodwill and core deposit intangible assets, net	(121,096)	(121,392)	(122,280)
Add: deferred tax liability related to goodwill	10,298	10,070	9,384
Tangible common equity (non-GAAP)	$709,417	$728,784	$719,094

Total assets	$7,341,512	$7,214,011	$6,949,501
Less: goodwill and core deposit intangible assets, net	(121,096)	(121,392)	(122,280)
Add: deferred tax liability related to goodwill	10,298	10,070	9,384
Tangible assets (non-GAAP)	$7,230,714	$7,102,689	$6,836,605

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	11.17%	11.65%	11.97%
Less: impact of goodwill and core deposit intangible assets, net	(1.36)%	(1.39)%	(1.45)%
Tangible common equity to tangible assets (non-GAAP)	9.81%	10.26%	10.52%

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$709,417	$728,784	$719,094
Divided by: ending shares outstanding	30,008,781	29,958,764	30,715,790
Tangible common book value per share (non-GAAP)	$23.64	$24.33	$23.41

Tangible common book value per share, excluding accumulated other comprehensive income calculations:
Tangible common equity (non-GAAP)	$709,417	$728,784	$719,094
Accumulated other comprehensive loss (income), net of tax	38,633	6,963	(485)
Tangible common book value, excluding accumulated other comprehensive loss (income), net of tax (non-GAAP)	748,050	735,747	718,609
Divided by: ending shares outstanding	30,008,781	29,958,764	30,715,790
Tangible common book value per share, excluding accumulated other comprehensive loss (income), net of tax (non-GAAP)	$24.93	$24.56	$23.40

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands, except share and per share data)

Return on Average Tangible Assets and Return on Average Tangible Equity

	As of and for the three months ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Net income	$18,352	$22,769	$26,812
Add: impact of core deposit intangible amortization expense, after tax	227	227	228
Net income adjusted for impact of core deposit intangible amortization expense, after tax	$18,579	$22,996	$27,040

Average assets	$7,174,398	$7,146,571	$6,755,484
Less: average goodwill and core deposit intangible asset, net of deferred tax liability related to goodwill	(110,973)	(111,508)	(113,074)
Average tangible assets (non-GAAP)	$7,063,425	$7,035,063	$6,642,410

Average shareholders' equity	$841,942	$848,803	$834,698
Less: average goodwill and core deposit intangible asset, net of deferred tax liability related to goodwill	(110,973)	(111,508)	(113,074)
Average tangible common equity (non-GAAP)	$730,969	$737,295	$721,624

Return on average assets	1.04%	1.26%	1.61%
Return on average tangible assets (non-GAAP)	1.07%	1.30%	1.65%
Return on average equity	8.84%	10.64%	13.03%
Return on average tangible common equity (non-GAAP)	10.31%	12.37%	15.20%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin

	As of and for the three months ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Interest income	$49,525	$52,501	$49,213
Add: impact of taxable equivalent adjustment	1,313	1,299	1,268
Interest income FTE (non-GAAP)	$50,838	$53,800	$50,481

Net interest income	$46,661	$49,486	$45,221
Add: impact of taxable equivalent adjustment	1,313	1,299	1,268
Net interest income FTE (non-GAAP)	$47,974	$50,785	$46,489

Average earning assets	$6,702,501	$6,655,918	$6,237,924
Yield on earning assets	3.00%	3.13%	3.20%
Yield on earning assets FTE (non-GAAP)	3.08%	3.21%	3.28%
Net interest margin	2.82%	2.95%	2.94%
Net interest margin FTE (non-GAAP)	2.90%	3.03%	3.02%

Efficiency Ratio

	As of and for the three months ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Net interest income	$46,661	$49,486	$45,221
Add: impact of taxable equivalent adjustment	1,313	1,299	1,268
Net interest income, FTE (non-GAAP)	$47,974	$50,785	$46,489

Non-interest income	$19,054	$23,215	$33,361

Non-interest expense	$44,082	$44,505	$49,668
Less: core deposit intangible asset amortization	(296)	(296)	(296)
Non-interest expense, adjusted for core deposit intangible asset amortization	$43,786	$44,209	$49,372

Efficiency ratio	66.63%	60.81%	62.83%
Efficiency ratio FTE (non-GAAP)	65.32%	59.74%	61.83%